Exhibit 10.2

AGREEMENT AND GENERAL RELEASE

Courier Corporation, its affiliates, subsidiaries, divisions, predecessors, successors and assigns (including without limitation Courier Publishing, Inc., Dover Publications, Inc., Research & Education Association, Inc., Federal Marketing Corp. d/b/a Creative Homeowner (together, "Employer") and Eric Zimmerman and his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as "Employee"), agree that:

                    1.        Last Day of Employment. Employee's last day of employment with Employer is November 15, 2011 (the "Separation Date"). Regardless of whether Employee timely returns and signs this Agreement and General Release, on or about the Separation Date, Employee will receive all wages earned as of the Separation Date and pay for all vacation accrued but not used as of the Separation Date. If Employee does not sign this Agreement and General Release, his participation in group insurance benefits will end as of the Separation Date and Employee will receive, under separate cover, information regarding his right to continue insurance benefits under COBRA.

       2.         Consideration. In the event that Employee timely signs, returns, does not revoke and complies with this Agreement and General Release, as consideration for Employee timely signing, returning, and not revoking this Agreement and General Release, and complying with its terms, Employer agrees to the following consideration:

                             a.        provided that Employer has timely received (and Employee does not revoke) the Agreement and General Release fully executed by the Employee, Employer will pay Employee bi-weekly payments, each in a gross amount of $8,403.85, less lawful deductions, beginning with the first regular pay date practicable after November 15, 2011 and ending nine months later on the first regular pay date after August 15, 2012 (the “Nine Month Payment”).   If Employee is not employed with a different Employer as of the first regular pay date after August 15, 2012, Employer further agrees to pay Employee bi-weekly payments, each in a gross amount of $8,403.85, less lawful deductions, through the first regular pay date after November 15, 2012.  Notwithstanding the above, if Employee becomes employed with a different Employer prior to November 15, 2012 and remains employed until November 15, 2012, Employer will pay Employee, in addition to the Nine Month Payment set forth above, 50% (fifty percent) of the $8,403.85 bi-weekly payment set forth above ($4,201.93) on a bi-weekly basis for the period commencing on the first regular pay date after August 15, 2012 through the first regular pay date after November 15, 2012.  Employee agrees that he shall notify Employer within one week of accepting employment with a different employer of the fact that he has obtained new employment and of the date he will begin such new employment. Employee further understands and agrees that employment with a different employer is intended to include his provision of services to a different employer as an employee or independent contractor.  Employer further agrees that Employee may be entitled to receive a bonus earned for the current year up through his Separation Date.  If such bonus is due and owing, Employer agrees to pay Employee such bonus in accordance with Employer’s usual and customary procedures.

                             b.        if Employee properly and timely elects to continue medical coverage under the Courier Corporation Health Plan in accordance with the continuation requirements of COBRA, Employer shall contribute to the cost of maintaining Employee's current health coverage under COBRA through November 15, 2012, in the same amount as if Employee was actively employed, provided that Employee remains eligible for COBRA continuation coverage. This contribution will cease on the earlier of (i) November 15, 2012; or (ii) the date Employee becomes eligible for coverage under the group health plan of another employer. Thereafter, Employee shall be entitled to elect to continue such COBRA coverage for the remainder of the COBRA period, at Employee's own expense if consistent with COBRA.

Employee will receive, under separate cover, information regarding his right to continue insurance benefits under COBRA. Employee agrees to immediately notify Employer if he becomes eligible for coverage under the group health plan of another employer prior to November 15, 2012.

                   3.        No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the monies and/or benefits specified in paragraph "2" above, except for Employee's execution and non-revocation of this Agreement and General Release and the fulfillment of the promises contained herein.

                   4.        General Release of Claims. Employee knowingly and voluntarily releases and forever discharges Courier Corporation, its affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns (including, without limitation, Courier Publishing, Inc., Dover Publications, Inc., Research & Education Association, Inc., Federal Marketing Corp. d/b/a Creative Homeowner), and its and/or their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as "Releasees"), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan);

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act of 1990;

•	The Age Discrimination in Employment Act of 1967 ("ADEA");

•	The Worker Adjustment and Retraining Notification Act;

•	The Fair Credit Reporting Act;

•	The Family and Medical Leave Act;

•	The Equal Pay Act;

•	The Massachusetts Law Against Discrimination, G.L. c. 151B;

•	The Massachusetts Wage and Hour Laws, G.L. c. 151;

•	The Massachusetts Privacy Statute, G.L. c. 214, § 1B;

•	The Massachusetts Wage Payment Statute, G.L. c. 149, § 148 et seq.;

•	The Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C;

•	The Massachusetts Civil Rights Act, G.L. c. 12, § 11 H;

•	The Massachusetts Equal Rights Act, G.L. c. 93, § 102;

•	any other federal, state or local law, rule, regulation, or ordinance;

•	any public policy, contract, tort, or common law;

•	any claims for vacation, sick or personal leave pay, short term or long term disability benefits, or payment pursuant to any practice, policy, handbook or manual; or

•	any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

      If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Employer or any other Releasee identified in this Agreement is a party.

                    5.       Acknowledgements and Affirmations.

       Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against any Releasee.

       Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled and which were due and payable at the time Employee executed this Agreement. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act and/or related state or local leave or disability accommodation laws.

       Employee further affirms that Employee has no known workplace injuries or occupational diseases.

       Employee also affirms that Employee has not divulged any proprietary or confidential information of Employer or any of the Releasees and will continue to maintain the confidentiality of such information consistent with Employer's policies and Employee's agreement(s) with Employer and/or common law.

       Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Employer and/or any of the Releasees, including any allegations of corporate fraud. The Parties acknowledge that this Agreement does not limit either party's right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

      Employee affirms that all of the Employer's decisions regarding Employee's pay and benefits through the date of Employee's execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

                   6.        Eligibility Requirements/Applicable Data. Employee acknowledges that he has received information regarding the job titles and ages of eligible employees selected and not selected for the October 2011 Specialty Publishing Executive Management Unit Separation Program. He further acknowledges that he has received information regarding the decisional unit for the Specialty Publishing Executive Management Unit Separation Program and the factors used in selecting employees for separation.

    7. Confidentiality, Return of Property and NonSolicitation of Employees. Employee agrees not to disclose the existence or substance of this Agreement and General Release, except to Employee's spouse, tax advisor, and/or an attorney with whom Employee chooses to consult regarding Employee's consideration of this Agreement and General Release, or as otherwise permitted by law. This includes, but is not limited to, a prohibition against Employee discussing this Agreement and General Release with current or former employees of Employer and/or any of the Releasees, and/or other members of the public. Notwithstanding the foregoing, Employee understands that Employer may file the Agreement and General Release with the Securities and Exchange Commission and/or as otherwise required to comply with its obligations. Employee and Employer further agree not to make or publish any written or oral disparaging or defamatory statements regarding Employee and Employer or any of the Releasees. Violation of this paragraph shall be deemed a material breach of this Agreement and General Release.

   Employee affirms that Employee has returned all known Employer or Releasee property, documents, and/or any confidential information in Employee's possession or control. Employee also affirms that Employee is in possession of all of Employee's known property that Employee had at Employer's premises and that Employer is not in possession of any of Employee's property.

   Employee agrees that for twelve (12) months from the Separation Date, Employee shall not, directly or indirectly: knowingly assist, solicit, hire, offer employment to, or in any manner encourage employees of any Releasee to leave the employ of any Releasee; or knowingly solicit, hire, or offer employment to any former employee of any Releasee within the first ninety (90) days after such former employee's departure from the Releasee.

   8.        Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the state in which Employee worked at the time of Employee's last day of employment without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement and General Release, either party may institute an action specifically to enforce any term or terms of this Agreement and General Release and/or to seek any damages for breach. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

   9.        Nonadmission of Wrongdoing. The Parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

   10.      Amendment. This Agreement and General Release may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement and General Release.

   11.      Entire Agreement. This Agreement and General Release sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except for any Stock Option Agreements and Stock Grant Agreements that Employee may have with Employer and Employer Insider Trading policies, which shall remain in effect. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee's decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

   EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO FORTY-FIVE (45) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE'S SIGNING OF THIS AGREEMENT AND GENERAL RELEASE.

   EMPLOYEE MAY REVOKE THIS AGREEMENT AND GENERAL RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO DIANA SAWYER, VICE PRESIDENT, AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE." THE REVOCATION MUST BE PERSONALLY DELIVERED TO DIANA SAWYER, VICE PRESIDENT, OR HER DESIGNEE, OR MAILED TO DIANA SAWYER, VICE PRESIDENT, COURIER CORPORATION, 15 WELLMAN AVENUE, N. CHELMSFORD, MA 01863, AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE.

   EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO FORTY-FIVE (45) CALENDAR DAY CONSIDERATION PERIOD.

   EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

   The Parties knowingly and voluntarily sign this Agreement and General Release as of the date(s) set forth below:

EMPLOYEE	EMPLOYER
COURIER CORPORATION

/s/ Eric Zimmerman	By:	/s/Peter Folger
Eric Zimmerman		Peter Folger, Senior Vice President
& Chief Financial Officer

Date: November 15, 2011	Date: November 15, 2011